CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Institutional Liquidity Series and to the use of our report dated May 14, 2009 on the financial statements and financial highlights of Neuberger Berman Prime Money Fund, a series of Neuberger Berman Institutional Liquidity Series. Such financial statements and financial highlights appear in the March 31, 2009 Annual Report to Shareholders which is incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 29, 2009